Exhibit 99.2

Terayon’s New CP 7600G Enables Cable Operators to Evolve Faster to
All-Digital Networks and Deliver Expanded Digital Services

Platform Enables Continued Service to Analog Subscribers
Without Analog Network Infrastructure via High Quality Edge Decoding

Santa Clara, California — February 22, 2005 — Terayon Communication Systems, Inc. (NASDAQ: TERN), a leading provider of digital video networking applications and home access solutions, today introduced its new CP 7600G Internet Protocol (IP) enabled, digital-to-analog multichannel integrated edge decoder (MID). An important addition to the Terayon digital video solutions portfolio, the CP 7600G enables cable operators to accelerate and manage their evolution to all-digital networks, allowing them to deliver more high quality digital video services to their subscribers.

     Cable operators currently maintain dual analog and digital headends to transport duplicate digital and analog programming line-ups to their digital and analog video subscribers. This dual carriage not only requires separate digital and analog headend and transmission equipment, but more importantly uses a substantial portion of network capacity for parallel distribution of the analog signals. With the CP 7600G at the edge of their networks, operators can immediately remove that analog tier and distribute all of their programming only once — digitally — across their networks. Moving to all-digital networks frees up capacity to offer more of the services their customers are demanding — like HDTV, VOD and faster broadband data services — without having to spend billions of dollars deploying digital set top boxes to every analog subscriber they currently serve.

     “The CP 7600G is a key addition to Terayon’s solutions for the all-digital network, which currently includes everything from edge processing devices like the CP 7600G, to our CherryPicker™ family of distributed digital video networking application platforms,” said Fabrice Quinard, vice president, Terayon digital video solutions. “The IP video networking capabilities that we now offer across our entire line of digital video platforms are crucial for our customers to capitalize on the operational streamlining and economies of scale provided by moving to all digital and IP-based networks. At the same time, all digital networks unlock substantial bandwidth that is now available for delivering more revenue-generating services.”

     Deployed at the edge of cable networks — typically in local headends or hubs — the CP 7600G decodes the digital signal into a high-quality analog signal for transmission to analog subscribers on the network. Using this approach, operators can consolidate critical functions in the digital domain, such as headend operations and local ad insertion. This provides significant improvements in work flow and operational costs, and optimizes the revenue models by enabling operators to address their entire subscriber base at once, rather than one tier at a time.

     The Terayon CP 7600G has been designed specifically to support standards based IP, which is firmly established as the protocol for broadband Internet access, Voice over IP (VoIP) telephony service and in the near future, video.

     “IP video technology offers cable operators, broadband providers, and telecommunications firms unmatched flexibility, cost savings and expanded programming potential,” said Erik Keith, senior analyst, Broadband Infrastructure, Current Analysis. “IP can offer these service providers new ways to enhance their service bundles and establish high-margin revenue streams, and thereby attract new subscribers and reduce customer churn.”

CP 7600G — Accelerating the Evolution to the All-Digital Network

     The CP 7600G is a professional grade MID, capable of decoding up to six MPEG-2 digital video services to either NTSC or PAL analog format in a compact, one rack unit (RU) tall chassis. It combines intelligence and processing power to deliver the superior picture and sound quality which has become synonymous with Terayon’s digital video product lines. The platform supports dual balanced audio for each video channel, enabling operators to offer two separate audio channels - one in English and one in Spanish, for example — for each channel of video.

     With the addition of full, standards-based Gigabit Ethernet input, the CP 7600G enables operators to quickly reclaim their stranded analog capacity whether they currently distribute digital services in the traditional ASI format or over next-generation IP-based networks. It also provides a graceful migration path as operators’ networks continue to evolve. Combined with Terayon’s industry-leading CherryPicker platform, the CP 7600G enables operators to distribute up to 15 times the amount of digital programming over the same networks compared to legacy analog systems, and capitalize on the trend toward IP-based digital video networks.

     The CP 7600G can be remotely managed and monitored from the master headend via the intuitive Digicontrol desktop application, allowing operators to validate programming content and quality prior to transmission.

About Terayon

     As the world’s leading provider of innovative digital video networking applications and home access solutions, Terayon Communication Systems, Inc. accelerates the evolution to the all-digital network. Now more than ever, service providers must adapt and evolve to not only cope with the market disruption brought on by new digital and IP-based services such as HDTV, VOD, DVRs and VoIP, but also to capitalize on the opportunities these new services present. With over 5,000 digital video systems, hundreds of millions of seamless digital ad insertions and over five million cable modems and eMTAs shipped to date, Terayon delivers the critical technology and solutions that accelerate its customers’ ability to capitalize on the opportunities of the digital revolution. Recognizing the mission critical nature of digital video and data services, Terayon enables its customers to deliver picture perfect results where it matters most — on the screen and the bottom line.

     Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the NASDAQ under the symbol TERN. Terayon can be found on the web at www.terayon.com.

Press Contact:	Investor Contact:
Rebecca West	Eileen Morcos
Atomic Public Relations	Investor Relations
(415) 402-0230	(408) 235-5544
rebecca@atomicpr.com	eileen.morcos@terayon.com

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“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:

Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including the performance and capabilities of the Terayon CP7600G, cable television operators move to all-digital and IP-based networks, the new services that can be delivered with all-digital and IP-based networks, as well as the other risks and uncertainties detailed from time to time in Terayon’s filings with the Securities and Exchange Commission, including Terayon’s 10-Q for the quarter ended Sept. 30, 2004 and 10-K for the year ended Dec. 31, 2003.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.